Exhibit 10.1

                                  [Letterhead]

Via e-mail

May 9, 2005

Pacificap Entertainment Holdings, Inc.

Gentlemen,

Per discussions with Pacificap Entertainment Holdings, Inc. ("Pacificap") principals today, Brenda will consider and agree to modification of the Agreement as follows, all items constituted as a package:

Please note that until this Proposal is approved in writing by all parties, the proposal remains reserved as presented for settlement purposes only under the restrictions set forth in my e-mail message of April 4, 2005 at 4:19 PM, which are incorporated herein by reference thereto.

     1. Anti-dilution. Brenda will give up her anti-dilution rights so long as all of the terms and conditions of the Proposal and continuing terms of the Agreement are adhered to by Pacificap.
     2. Full Issuance. Pacificap shall promptly issue to Brenda an aggregate of 10 million shares of Pacificap Common Stock, crediting all previously issued stock in regard to such aggregate issuance amount. Brenda will agree to put and call provisions to be attached to such stock on mutually acceptable terms to be negotiated under separate agreement.
     3.   Funding and Disbursements.
          a. Tranche A: $210,000 plus $25,000 for coverage of legal fees will be disbursed to the Battleship Bank Account on the NIR-Pacificap SB-2 funding date (not later than five business days following Pacificap filing of the SB-2);
          b.   Subsequent   Financing:   All  gross  revenues  generated  and/or
               attributable to Battleship after the Tranche A will be utilized by Battleship to self-finance all production and business model
               revenue  generation  of  Battleship,   provided,   however,  upon
               Battleship receipt of the first $250,000 in revenues, Battleship shall promptly repay $25,000 to Pacificap in reimbursement of legal fees;
          c. All disbursements are to be made by wire directly to the Battleship Bank Account: Bank of America, 67 Technology Drive, Irvine, CA, Tel: 949-837-3482, Account Name: Battleship VFX, Inc., Account # 25198 00411, Routing# 122000661.
     4. Employment Agreement. The employer will be special purpose Pacificap subsidiary holding the Battleship assets. The minimum term will be five (5) years with automatic three (3) year renewal term periods thereafter. Bonuses will be paid by reference to net profits of Battleship without any offsets, charges or reduction in regard to Pacificap accounting or administration. If the subsidiary elects not to renew the Employment Contract, a termination payment will be payable to Brenda in amount equal to three times the aggregate of all salary and bonus payments paid or payable during the most recent term. Pacificap will continue to retain its right to terminate Brenda for "Cause" as defined in the Agreement.
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     5.   Buy-Back Right. Brenda shall have a call right exercisable at any time for any reason, to buy-back all of the Battleship assets (as defined in the Agreement, together with all improvements, enhancements, accounts, deposits, production allocations, revenue rights, and all ancillary and derivative rights thereof, collectively, the "Assets") from the subsidiary of Pacificap holding such Battleship assets, at a buy-back price equal to the Pacificap cash payments made to the Battleship VFX bank account (the "Buy Back Price") without giving effect to any portion of such purchase price which may have been paid to Brenda (i) in the stock of Pacificap; and (ii) any portion of which was allocated to Brenda as employment compensation. If Brenda has been terminated for "Cause" as defined in the Agreement the Buy-Back Right will also terminate.
     6. Liquidated Damages. If at any time Pacificap breaches the Agreement or this Amendment or Pacificap does not perform in accordance with any aspect of the Agreement and the Amendment reflecting the terms and conditions of this Proposal, or if Brenda is involuntarily terminated from employment by Pacificap at any time for any reason other than "Cause", then any such event shall trigger a liquidated damages
          payment   to  Brenda   equal  to  the  Buy  Back   Price   which  will
          simultaneously be applied to the Buy-Back Right and all such Assets will simultaneously deemed to be assigned to such corporate entity as designated by Brenda as to which Brenda is duly authorized to take and any and all further actions necessary to execute the same, and to the extent any such Assets are not transferable pursuant to actions which may be taken directly by Brenda, Pacificap shall thereafter promptly but no later than ten (10) business days after any request from Brenda take any and all actions necessary to accomplish the same.
     7. Earn Out. Pacificap earn-out fees to be issued to Brenda, as provided in the Agreement, when and if granted, will be disbursed within three
          (3) business days of the respective confirmation date of revenues underlying such earn-out rights. No stock of Pacificap will be issued in respect of attainment of earn-out benchmarks.
     8. Legal Fees. Pacificap will promptly pay all legal fees, costs, expenses and disbursements of legal counsel to Brenda (i) incurred to date in connection with this proposal and through closing of the Amendment, (ii) thereafter in regard to monitoring and enforcement of performance of all terms and conditions of the Agreement and the Amendment, and (iii) all general legal advice pertaining to Pacificap and/or Battleship.
     9. Board Matters. Brenda will not serve on the Board of Directors of Pacificap. The Board of Directors of Pacificap will in writing, prior to execution of this Amendment, approve all aspects of this Proposal and the current business plan for Battleship and the Battleship cross-license agreement with Eden X Entertainment, each attached hereto as Exhibit A.
     10. All other Terms. All other terms and conditions of the Agreement will remain in full force and effect, except to the extent modified by the Amendment.